Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Intel Corporation
(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(a) (2)	150,000,000 (3)	$34.07	$5,110,500,000.00	$110.20 per $1,000,000	$563,177.10
Total Offering Amounts					$5,110,500,000.00	$110.20 per $1,000,000	$563,177.10
Total Fee Offsets							$—
Net Fee Due							$563,177.10

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Intel Corporation (“Intel”) that may become issuable in respect of the securities identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and aggregate offering price are based on a price of $34.07 per share, which price is an average of the high and low prices of Intel’s Common Stock as reported on the Nasdaq Global Select Market on September 25, 2023.

(3)	Represents 150,000,000 shares of Common Stock reserved for issuance under the Intel Corporation 2006 Equity Incentive Plan, as amended and restated.